NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

April 7, 2009

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Nephros, Inc.

Common Stock, $0.001 Par Value

Commission File Number – 001-32288

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in three out of its four most recent fiscal years;

(b)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years; and

(c)

Section 1003(f)(v) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security selling for a substantial period of time at a low price per share.

2.

The Common Stock (the “Common Stock”) of Nephros, Inc. (the “Company” or “Nephros”) does not qualify for continued listing for the following reasons:

(a)  The Company has incurred losses from continuing operations and net losses as follows:

Years ended December 31,

Losses from Continuing Operations

Net Loss

2007

$7,479,000

$26,356,000

2006

$8,032,000

$8,013,000

2005

$6,324,000

$5,468,000

2004

$7,646,000

$7,596,000

(b)  At September 30, 2008, the Company reported stockholders’ equity of $3,406,000.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On September 12, 2008, the Company was notified by the Exchange that following a review of its quarterly report on Form 10-Q for the period ended June 30, 2008, Nephros was not in compliance with Section 1003(a)(iii) of the Company Guide.1  The Company was offered the opportunity to submit a plan of compliance to the Exchange detailing actions which it had taken, or intended to take, to regain compliance with the Exchange’s continued listing standards by April 30, 2009 (the “Plan”).2

(b)

On October 13, 2008, Nephros submitted its Plan to the Exchange.

(c)

After reviewing the Plan, Staff determined that the Plan did not present a reasonable basis of the Company’s ability to regain compliance within the timeframe provided.  Accordingly, via correspondence dated January 8, 2009, Staff notified Nephros that it had determined to initiate delisting proceedings against the Company (the “Staff Determination”).  Nephros was further notified by Staff that based on the fact that over the previous six month period the price per share of the Company had ranged between $0.06 and 0.60 and had a closing price of $0.12 as of January 7, 2009, Staff deemed it appropriate for the Company to complete a reverse stock split.  As such, Nephros was notified that if it chose to appeal the Staff Determination, the Company would be expected to address its low selling price and any plans to resolve this issue at a scheduled hearing.  The letter also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel within seven days of the Staff Determination, or by January 15, 2009.

(d)

The Company did not appeal the Staff Determination within the requisite time period or thereafter and was not otherwise in compliance with the Exchange’s continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com/regulation.  Further, a copy of this application has been forwarded to Mr. Ernest A. Elgin III, President and Chief Executive Officer of Nephros, Inc.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance
NYSE Regulation, Inc.

Footnotes

1 Subsequently, based on the results of Nephros’ quarterly report on Form 10-Q for the period ended September 30, 2008, the Company triggered an additional deficiency, pursuant to Section 1003(a)(ii) of the Company Guide.  In this regard, Nephros reported stockholders’ equity below $4 million and had sustained losses from continuing operations and net losses in each of its four most recent fiscal years.

2 In setting this truncated deadline for compliance, Staff applied Section 1009(h) of the Company Guide which provides that the Exchange may truncate the continued listing evaluation and follow up procedures if a company, within 12 months of the end of a plan period, is again determined to be below the continued listing standards.